Exhibit 99.2
Interactive Intelligence to Present at the AeA Micro Cap Financial Conference

INDIANAPOLIS and MONTEREY, Calif., May 2, 2007 - Interactive Intelligence Inc. (Nasdaq: ININ), a global provider of award-winning business communications software and services, will present at the AeA Micro Cap Financial Conference in Monterey, Calif., Monday, May 7.

The six-minute Interactive Intelligence presentation will be part of the morning’s general session, and will be given by the company’s senior vice president of worldwide marketing, Joseph A. Staples.

Interactive Intelligence will also host six, 30-minute breakout meetings with investors and analysts May 7 from 1:15 p.m. to 5:30 p.m. Staples and the company’s CFO, Stephen R. Head, will provide information about the company’s history, markets, products, business model, financial milestones, and growth plans.

Interactive Intelligence first launched its IP-based unified communications software suite in 1997 as a scalable, standards-based, single-platform solution designed to eliminate the cost and complexity introduced by individual point products. The software enables enterprises and contact centers to automate and more efficiently process multi-channel interactions, including phone calls, voice mail messages, e-mail, faxes, and Internet chat sessions and callbacks.

“We have achieved three consecutive years of increasing profitability, and we reported a 35 percent increase in 2007 first quarter revenues compared to the first quarter of 2006,” Head said. “We look forward to the opportunity at the AeA Conference to share our plans for continued growth based on market opportunities and our ongoing commitment to technology innovation.”

This year’s AeA Micro Cap Financial Conference will provide more than 300 investors and 90 technology companies a forum to discuss corporate strategies, technology, market trends, and investment criteria.

The AeA Conference will be held May 6 to 8 at the Monterey Plaza Hotel. For a complete schedule, or to register for the conference, visit http://www.aeanet.org, or call 408.987.4234.

About Interactive Intelligence
Interactive Intelligence Inc. (Nasdaq: ININ) is a global provider of business communications software and services for contact center automation and enterprise IP telephony. The company was founded in 1994 and has more than 2,500 customers worldwide. Recent awards include the 2006 Network World 200, CRM Magazine’s 2006 Rising Star Excellence Award, Network Computing Magazine’s 2006 Well-Connected Award, and Software Magazine’s 2006 Top 500 Global Software and Services Companies. Interactive Intelligence employs approximately 525 people and is headquartered in Indianapolis, Indiana. The company has five global corporate offices, with additional sales offices throughout North America, Europe and Asia Pacific. Interactive Intelligence can be reached at +1 317.872.3000 or info@inin.com; on the Net: http://www.inin.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially are described in the company's SEC filings under the caption including “Risk Factors” in the company's most recent Annual Report on Form 10-K and if applicable in its Quarterly Reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks. All other trademarks mentioned in this document are the property of their respective owners.

Contacts:
Stephen R. Head
Chief Financial Officer
Interactive Intelligence Inc.
+1 317.715.8412
steve.head@inin.com

Christine Holley
Director, Market Communications
Interactive Intelligence Inc.
+1 317.715.8220
christine.holley@inin.com